EXHIBIT 10.43


                       COLLABORATIVE DEVELOPMENT AGREEMENT

         THIS COLLABORATIVE DEVELOPMENT AGREEMENT (this "Agreement") is entered into to be effective as of the ___ day of November, 1996 ("Effective Date") by and between Orphan Medical, Inc., a Minnesota corporation with offices at 13911 Ridgedale Dr., Suite 475, Minnetonka, Minnesota 55305 and its Affiliates (hereinafter "Orphan") and Medtronic, Inc., a Minnesota corporation with offices at 7000 Central Avenue, N.E., Minneapolis, Minnesota 55432 and its Affiliates (hereinafter "Medtronic").

         WHEREAS, Orphan intends to develop a formulation or formulations of clonidine (as defined belong "Drug") and associated know-how and data related thereto which may haze application in the treatment of chronic pain;

         WHEREAS, Medtronic has developed a proprietary drug delivery system, including drug infusion pumps, ports, catheters, programming systems and accessories (as defined below, the "System"), and associated know-how and data related thereto; and

         WHEREAS, Orphan and Medtronic wish to collaborate in a research and development program using the Drug and the System and the parties wish to further collaborate in the support and/or conduct of clinical trials in order to obtain regulatory approval for the marketing of the Drug and the System for use in the treatment of chronic pain.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Specific Definitions. For purposes of this Agreement, the following definitions shall apply:

         1.1.1 An "Affiliate" means any corporation or other business entity controlled by, controlling, or under common control with Orphan or Medtronic, respectively. For this purpose, "control" means (i) direct or indirect beneficial ownership of more than 50 percent of the voting control, or (ii) the power to direct or cause the direction of the management and policies of such corporation or other business entity.

         1.1.2 "CDER" shall mean Center for Drug Evaluation and Research.

         1.1.3 "CDRH" shall mean Center for Device and Radiological Health.

         1.1.4 "Collaborative Activities" means the parties' efforts described herein to obtain all necessary regulatory approval(s) for the marketing of the Drug and the System worldwide.

         1.1.5 "Device Master File" shall mean a device reference source submitted to the FDA as defined by 21 CFR 814.3.

         1.1.6 "Drug" means a formulation or formulations of clonidine and all current or future analogs, modifications and improvements of clonidine intended for direct infusion to the intrathecal space. Drug shall also include but not be limited to "Labeled Drug" as set forth in section 1.1.19.

         1.1.7 "Drug Master File" shall mean a regulatory dossier containing proprietary drug information.

         1.1.8 "Drug-System Combination" shall mean all aspects of Drug delivery through, and interactions with, the System.

         1.1.9 "Effective Date" means the date first set forth above on this Agreement.

         1.1.10 "Efficacy" means a reasonable expectation that, in a significant proportion of the target population, the pharmacological product, when used under adequate direction for use and warning against unsafe use, will serve a clinically significant function.

         1.1.11 "FDA" means the United States Food and Drug Administration and, when applied in the context of foreign agencies, those foreign agencies having regulatory jurisdiction equivalent to the FDA.

         1.1.12 "GCP" means Good Clinical Practices.

         1.1.13 "GLP" means Good Laboratory Practices as defined in 21 CFR Part 58.

         1.1.14 "GMP" means Good Manufacturing Practices as defined in 21 CFR Parts 210 through 226 and Parts 600 through 680.

         1.1.15 "IDE" means an Investigational Device Exemption application as defined in 21 CFR Part 812.

         1.1.16 "lND" means an Investigational New Drug application as defined in 21 CFR Part 312.

         1.1.17 "Initial Regulatory Approval" means activation by the FDA of Orphan's IND submission covering the Drug-System Combination.

         1.1.18 "Intellectual Property" means U.S. and foreign patents and patent applications, know-how, trade secrets, inventions, discoveries and technical information including but not limited to information embodied in drawings, designs, copyrights, copyright applications, trademarks and trademark applications, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto and all amendments, modifications, and improvements to any of the foregoing.

         1.1.19 "Labeled Drug" means a Drug approved by applicable regulatory authorities with labeling for the Orphan Claim.

         1.1.20 "Medtronic Product Intellectual Property" means all Intellectual property of Medtronic existing of the date of this Agreement which relates specifically to the manufacturing, use or sale of Product.

         1.1.21 "Mechanical Delivery" of the Drug means the System related components of administering the Drug, including but not limited to the design, operation or use of any apparatus to dispense the Drug by direct infusion to a site within the body, the design of a pump, catheter, port or other mechanism for delivery by direct infusion to a specific site, the operation of a device to achieve a specific dosage regimen, or the use of a device to deliver the Drug by a specific route of administration.

         1.1.22 "Medtronic" means Medtronic, Inc. and its Affiliates.

         1.1.23 "NDA" means a New Drug Application as defined in 21 CFR Part
314.

         1.1.24 "Net Sales of Product" by a person for a particular period means the amounts that such person or any Affiliate or licensee or sublicensee of such person invoices to third parties (eliminating transactions among such person, such Affiliates and/or such licensees or sublicensees) for sales of the Product including, but not limited to, any prepayments made by a third party against future sales of Product during such period, and excluding sales, use, occupation or excise tax, freight, duty or insurance included therein, returns, discounts, and allowances, credits or repayments due to rejections, defects or returns, provided that if such person, Affiliate or licensee or sublicensees sells at a single price or rate a packaged combination of products, not all of which are Product, then "Net Sales" with respect to such sales of packaged products shall equal the number of units of Product sold as part of packaged products (less rejections, defects, bad debt and returns) multiplied by the respective average net selling price during such period of Product sold individually (excluding sales, use or excise tax, freight, duty or insurance included therein).

         1.1.25 "Orphan" means Orphan Medical, Inc. and its Affiliates.

         1.1.26 "PMA" means a Premarket Approval Application as defined in 21 CFR Part 814.

         1.1.27 "Product" means preservative-free injectable formulation or formulations of clonidine and all current or future analogs, modifications and improvements of clonidine intended for use in the treatment of pain.

         1.1.28 "Protocol" means, with respect to any Joint Clinical Trial, the protocol for such Joint Clinical Trial, prepared and approved by the parties in accordance with Section 4.2.

         1.1.29 "Safety" means the relative freedom from harmful effect to persons affected, directly or indirectly, by a product when prudently administered, taking into consideration the character of the product in relation to the condition of the recipient at the time. This definition of "safety" is essentially the definition of "safety" as used in 21 CFR Part 600 and/or Part 314.

         1.1.30 "Sponsor" means the company responsible for the clinical investigation as defined in 21 CFR Part 312.3.

         1.1.31 "Stage" means each of the two major divisions or portions of the Collaborative Activities as described in Articles 3 and 4.

         1.1.32 "System " means an implantable infusion mechanism for the chronic administration of Drug, which mechanism may consist of one or more of an implantable pump, port, catheters, programming systems, and accessories or other implantable infusion mechanisms and all modifications and improvements thereto conceived or developed during the term of this Agreement.

         1.1.33 The following terms are defined in the following Sections:

                       Section                  Term
                       -------                  ----

                       2.1                      R&D Outline
                       2.1                      R&D Plan
                       2.2                      Management Team
                       2.2                      Project Team
                       4.1                      Joint Clinical Trials
                       4.1                      Medtronic Claim
                       4.1                      Orphan Claim
                       4.3                      Centers
                       4.3                      Clinical Investigators
                       4.7                      Monitoring Plan
                       4.8                      Case Report Forms
                       4.9                      Form
                       4.9                      Adverse Events
                       4.10                     Grants
                       7.2                      Confidential Information
                       8.1                      Medtronic Data
                       8.1                      Orphan Data
                       8.2                      Medtronic Intellectual Property
                       8.2                      Orphan Intellectual Property
                       8.2                      Joint Intellectual Property
                       9.3                      Indemnification Claims
                       9.3                      Indemnifying Party
                       9.3                      Indemnified Party

         1.2 General Definitional Provisions.

         (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement, including the exhibits and schedules, as a whole and not to any particular provisions of this Agreement.

         (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

         (c) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

         (d) The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

                                    ARTICLE 2
                  COLLABORATIVE ACTIVITIES; LIMITED EXCLUSIVITY

         2.1 R&D Outline and R&D Plan. Attached as Exhibit A and incorporated herein by reference is an outline (the "R&D Outline") summarizing the Drug-System Combination studies to be carried out by the parties to obtain regulatory approval in the U.S. for marketing the Drug and the System for treatment of chronic pain. The R&D Outline shall define the requirements for Drug stability and System compatibility, as well as state the proposed timetable for the Drug for research and development, and manufacturing qualification. A more detailed Research and Development Plan (the "R&D Plan") shall be created for each Stage by the Project Team, with the exception of Stage 2, where an R&D Plan will be created for each Joint Clinical Trial, subject to the approval of each party he such party's discretion, prior to the initiation of any activities or preparation for such Stage or Joint Clinical Trial. The R&D Plan for each Stage or each Joint Clinical Trial shall specify the Collaborative Activities to be carried out by each party in such Stage, including applicable tasks, responsibilities, costs, milestones and timetables to achieve the Medtronic Claim and the Orphan claim. The R&D Plan as amended from time to time by the Project Team, with all such amendments subject to the prior approval of each party in such party's discretion, shall be deemed incorporated herein and made a part of this Agreement. The parties will, subject to each parties right to terminate this Agreement pursuant to Article 10, use their commercially reasonable efforts to perform their respective responsibilities described in the R&D Plan pursuant to the terms of this Agreement.

         2.2 Joint Teams.

         (a) Project Team. Medtronic and Orphan shall establish a joint Project Team (the "Project Team") comprised of two Medtronic employees and two Orphan employees as the Management Team may appoint. The Project Team shall oversee the day to day management of the Collaborative Activities. Actions by the Project Team shall be taken at meetings (which may be in person or by means of conference telephone) at such times and locations as are mutually agreed by the parties. Summary minutes and action items of all Project Team meetings shall be taken down in writing and submitted for approval at a subsequent meeting or by written action in lieu of a meeting. Those Medtronic appointees on the Project Team which are present at a meeting shall collectively be deemed to hold the proxy of each other Medtronic appointee at any meeting from which such other Medtronic appointee is absent, and those Orphan appointees on the Project Team which are present at a meeting shall collectively be deemed to hold the proxy of each other Orphan appointee at any meeting from which such other Orphan appointee is absent. The presence of at least two (2) Medtronic appointees and two (2) Orphan appointees, in person or by simultaneous participation via conference telephone and not by proxy, shall constitute a quorum for Project Team meetings. Actions by the Project Team must be approved at a meeting by a majority vote of all members of the Project Team. Project Team actions may also be taken without the holding of a meeting by written consent signed by all Project Team members.

         (b) Management Team. In addition, Medtronic and Orphan shall establish a joint Management Team (the "Management Team") comprised of two Medtronic designees and two Orphan designees or such greater or lesser number of Orphan and Medtronic designees as Orphan and Medtronic shall agree. The Management Team shall meet as necessary to oversee, coordinate and manage the Project Team and the Collaborative Activities. Additional Orphan and Medtronic representatives may, as appropriate, attend and participate in meetings of the Management Team but only Management Team members may vote on Management Team decisions. Actions by the Management Team must be approved by the unanimous vote of all members of the Management Team. The parties will mutually appoint a Secretary for the purpose of taking the brief minutes of Management Team meetings, and for such other administrative functions as may be assigned mutually by the parties; with such appointment of a Secretary to be made on a quarterly or other periodic basis as agreed by the parties and with such position of Secretary alternately being held in successive periods by a representative of Orphan and a representative of Medtronic, respectively.

         (c) Notwithstanding any contrary provision of this Agreement, all decisions of the Project Team regarding the Collaborative Activities shall be binding upon Medtronic and Orphan unless otherwise provided herein. In the event the Project Team is unable to reach unanimous decision or either party does not approve any Project Team action, and such inability or disapproval materially impairs the Collaborative Activities, then either party may, by written notice to the other party, have such dispute referred to the Management Team for attempted resolution by good faith negotiations within forty-five (45) days after such written notice is received. The parties shall not be required to resolve such dispute. Any resolution reached by the parties under this Section shall not be binding until reduced to writing and signed by the members of the Management Team for Medtronic and Orphans When reduced to writing, such settlement agreement shall supersede all other agreements, Written or oral, to the extent such agreements specifically pertain to the matters so settled.

         (d) No member of the Project Team and Management Team shall be liable for any action taken or determination made in good faith in connection with the administration of this Agreement.

         2.3 Exclusivity. The parties shall perform the Collaborative Activities on an exclusive basis to the extent provided for in, and pursuant to the terms of this Section 2.3. During the term of this Agreement, as specified in Section
10.1 below, neither Medtronic or Orphan will seek to develop, or negotiate or otherwise pursue development agreements with third parties for the development of the Drug. Each party may, however, develop or pursue agreements with third parties for the development of drugs other than the Drug for the treatment of chronic pain and other disorders.

                                    ARTICLE 3
                           PRE-CLINICAL RESEARCH STAGE

         3.1 Stage 1. Stage 1 of the Collaborative Activities shall consist of
(i) toxicology and pharmacology studies and stability and compatibility studies necessary to generate such data and information as is reasonably necessary to seek and obtain, if practicable, Initial Regulatory Approval, and (ii) modification of the Drug formulation and/or System design as may be necessary to receive such Initial Regulatory Approval. The goal of Stage I shall be the generation of such data and information as shall be reasonably necessary to support those regulatory filings which are required by the FDA as a prerequisite to commencing human clinical trials in connection with the Medtronic Claim and the Orphan Claim. Stage I will be considered complete upon receipt of Initial Regulatory Approval of the IND. The Project Team will endeavor to combine the pre-clinical testing of the Drug with the pre-clinical testing of the System where feasible and appropriate to more efficiently complete Stage 2. The parties shall set forth appropriate tests, other specifications, and allocation of costs in the R&D Plan, where not expressly provided for herein, subject to the approval of each party in such party's discretion, prior to the commencement of Stage 1.

         (a) Orphan shall assume all costs and responsibility associated with those toxicology and pharmacology studies that in Orphan's reasonable business judgment will be required to support an NDA filing for the delivery of the Drug by the System. Orphan may, in its discretion, modify the Drug formulation as necessary based on such studies.

         (b) Orphan may conduct those studies that in Orphan's reasonable business judgment are necessary to determine the stability of the Drug in the fluid reservoir and pathway of the System. Orphan may, in its discretion, modify the Drug formulations as necessary based on such studies.

         (c) Medtronic shall conduct those studies that in Medtronic's reasonable business judgment are necessary to determine the compatibility of the Drug with the fluid reservoir and pathway of the System. Medtronic may, in its discretion, modify the System design or specifications as necessary based on such studies to achieve such compatibility.

         (d) Medtronic shall assume all costs and responsibility associated with those studies that in Medtronic's reasonable business judgment will be required to support regulatory filing(s) for delivery of the Drug by the System. Medtronic may, in its discretion, modify the design of the System as necessary based on such studies.

         3.2 Disclosure of Results.

         (a) Orphan will disclose to Medtronic all data and information collected or generated by or on behalf of Orphan during Stage I regarding the System or the Drug-System Combination that reasonably relates to the design, manufacture, use, operation, or performance of the System or the Mechanical Delivery of the Drug, or that the FDA shall require for regulatory filings. All such information disclosed by Orphan shall be considered confidential information of Orphan.

         (b) Medtronic will disclose to Orphan all data and information collected or generated by or on behalf of Medtronic during Stage I regarding the Drug or the Drug-System Combination that reasonably relates to the use, therapeutic delivery, dosage, stability, formulation, or therapeutic effects of the Drug or that the FDA shall require for regulatory filings. All such information disclosed by Medtronic shall be considered confidential information of Medtronic.

         3.3 Technical Support. Each party shall provide such reasonable levels-of technical assistance and support to the other party as such other party may reasonably request.

         3.4 Costs. Each party shall be responsible for all costs and expenses incurred by such party in Stage 1. The Project Team shall define in the R&D Plan prepared prior to the initiation of Stage I such amounts of Drug and Systems required to complete such Stage. Medtronic shall provide Systems to Orphan free of charge for use by Orphan in Stage 1. Orphan shall provide the Drug to Medtronic free of charge for use by Medtronic in Stage 1. When appropriate, preclinical studies may be performed in collaboration to study both the Drug and the System.

                                    ARTICLE 4
                             CLINICAL RESEARCH STAGE

         4.1 Stage 2. At any time during the term of this Agreement, either party may propose to the other party that human clinical trials necessary to obtain regulatory approvals for full clinical development and market approval of the Drug and System be conducted jointly by the parties under the terms of this Agreement ("Joint Clinical Trials"). Such clinical trials shall be conducted jointly by the parties with respect to the Drug and the System. Orphan and Medtronic agree to support a clinical strategy which will achieve a Medtronic labeling claim in form satisfactory to Medtronic for the use of the System to deliver the Drug into the intrathecal space at selected sites (the "Medtronic Claim") and a Orphan labeling claim in form satisfactory to Orphan for the delivery of the Drug into the intrathecal space at selected sites (the "Orphan Claim"). In the event the R & D Plan for the Joint Clinical Trial must be amended to achieve the Orphan Claim and the Medtronic Claim as previously defined in such R & D Plan, Orphan and Medtronic agree to amend the R & D Plan as is reasonably necessary to achieve such claims. Notwithstanding the foregoing, neither Medtronic nor Orphan shall be obligated to conduct any Joint Clinical Trial proposed by the other party if either Medtronic or Orphan, in its sole business judgment, determines that such Joint Clinical Trial would not be advantageous to the development of the System or Drug, respectively, or would not otherwise be commercially reasonable.

         4.2 Protocols. The preparation of the Protocols for the Joint Clinical Trials will be coordinated by the Project Team and final Protocols will be submitted to the parties for approval by the parties and must be approved by each of the parries prior to implementation. Medtronic shall be responsible for preparing those portions of the Protocols relating to the System, after reasonably taking into account such input as Orphan may provide. Orphan shall be responsible for preparing those portions of the Protocols relating to the Drug, after reasonably taking into account such input as Medtronic may provide, and shall have overall responsibility for the Protocol.

         4.3 Center Selection. The Project Team shall determine (i) the appropriate number and identity of the investigational sites ("Centers") at which the Joint Clinical Trials shall be conducted and the clinical investigators ("Clinical Investigators") who shall conduct the Joint Clinical Trials, and (ii) the appropriate number of patients enrolled in the Joint Clinical Trials to be implanted with the System. Such determinations shall be made in accordance with accepted statistical practices and taking into account that personnel at each Center will require substantial training relating to the implantation and monitoring of the System and its use with the Drug. The Centers for the Joint Clinical Trials shall be Centers in the United States, Canada, Europe, and/or such other countries or regions in which each of Medtronic and Orphan has previously established, or elects to establish, the infrastructure necessary to provide appropriate technical support to the Joint Clinical Trials.

         4.4 Clinical Agreements. Orphan shall enter into an investigational agreement with the Clinical Investigator and/or the Center relating to the Drug in the Joint Clinical Trials. Medtronic shall enter into an investigational agreement with the Clinical Investigator and/or the Center relating to the System in the Joint Clinical Trials.

         4.5 Investigator's Brochures. The preparation of the investigator's brochure on the Drug and the System for use in the Joint Clinical Trials will be coordinated by the Project Team and the final investigator's brochure will be submitted to the parties for approval by the parties and must be approved by each of the parties prior to use. Medtronic shall be responsible for preparing those sections of the investigator's brochure which relate to the System, after reasonably taking into account such input as Orphan may provide, and Orphan shall be responsible for preparing all other sections of the investigator's brochure, after reasonably taking into account such input as Medtronic may provide. Orphan will issue the investigator's brochure.

         4.6 Training. Medtronic will provide to the Clinical Investigators and, as appropriate, Orphan personnel such instruction and training as is reasonably necessary in the use of the System, including System implantation techniques, refill methods, and programmer parameters to achieve dosage regimens. Orphan will provide to the Clinical Investigators and, as appropriate, Medtronic personnel such instruction and training as is reasonably necessary in the use of the Drug, including Drug dosage, potential adverse effects, and other relevant Drug parameters.

         4.7 Monitoring

         (a) Orphan will monitor the performance of the Drug in the Joint Clinical Trials in accordance with applicable FDA regulations. Medtronic will monitor the performance of the System in the Joint Clinical Trials in accordance with applicable FDA regulations, including overseeing the use of the System in the Joint Clinical Trials, ensuring compliance with the System portion of the Protocol, training investigators in the use of the System and evaluating and responding to System related adverse events. The Project Team shall be responsible for coordinating the management of Joint Clinical Trials by the parties including a monitoring plan (the "Monitoring Plan") that is consistent with Section 5.6 and is approved by the Project Team.

         (b) The parties will make every reasonable effort to adhere to the Monitoring Plan adopted by the Project Team.

         (c) The parties acknowledge that certain Clinical Investigators may act as advisors, consultants, or investigators for Medtronic or Orphan with respect to development activities other than the Joint Clinical Trials. Nothing in this Agreement shall require Medtronic or Orphan to disclose any confidential discussions with, or confidential information provided by, such advisors, consultants, or investigators that do not directly relate to the Joint Clinical Trials, or to the Collaborative Activities.

         4.8 Data Collection and Analysis

         (a) The Project Team will be responsible for coordinating the design by Orphan and Medtronic of the case report forms ("CRF") to be contained in the Joint Clinical Trial data book for the Joint Clinical Trials and for final design of the data book. Orphan will be responsible for those CRFs which record Drug related data. Medtronic will be responsible for those CRFs which record System related data.

         (b) Orphan will be responsible for collecting all Joint Clinical Trial data. All Joint Clinical Trial data and information which constitutes Medtronic Data will be conveyed by Orphan to Medtronic at such times and in such form as shall be determined by the Project Team.

         (c) Orphan will be responsible for all data analysis relating to Drug and will make such reports to the FDA relating to the Drug as shall be required by applicable regulations. Medtronic will be responsible for all data analysis relating to the System and will make such reports to the FDA relating to the System as shall be required by applicable regulations. The Project Team will coordinate data analysis relating to the Drug-System Combination and each party will make such reports to the FDA relating to the Drug-System Combination as shall be required by applicable regulations.

         4.9 Notice of Adverse Events.

         (a) All adverse and other reportable events, as deEmed by the FDA and applicable laws and regulations, with respect to the Drug or the System (; Adverse Events-'), shall be reported to the FDA by Orphan or Medtronic, respectively, he a manner consistent with applicable FDA regulations and guidelines. There shall be full and complete cooperation by the parties to assure that all FDA requirements regarding patient safety and Adverse Event reporting are complied with in a timely manner.

         (b) The Project Team will design an Adverse Event report form approved by each of the parties (the "Form") for the Joint Clinical Trials. The Form will be designed to capture all Adverse Event information relating to the Drug and the System which is required for FDA reporting or which is otherwise useful to either party. The Project Team will appoint one representative of each party to serve as members of a Safety Committee. All Centers and Clinical Investigators will be instructed to report serious or unexpected Adverse Events to Orphan and Medtronic. Upon Orphan's or Medtronic's receipt of a Form or other knowledge of a serious or unexpected Adverse Event, Orphan or Medtronic will promptly notify the other party of such matter and information related thereto, will make the report required by law, and provide each member of the Safety Committee with copies of such Form or a detailed description of the knowledge acquired. The Safety Committee will co-ordinate the investigation, reporting and follow up evaluation of all Adverse Events consistent with applicable legal requirements and the guidelines set forth in subsection (c).

         (c) Medtronic will investigate all Adverse Events for relationship to System function and Orphan will investigate all Adverse Events for relationship to Drug dosage and administration. Medtronic will be responsible for all follow-up evaluation reports for Adverse Events attributed to the System and Orphan will be responsible for all follow-up evaluation reports attributable to the Drug. The Safety Committee will establish, subject to the approval of each of the parties, a procedure for the investigation of, and the preparation and submission of follow-up evaluation reports for, Adverse Events which are not clearly attributable to either the Drug or the System. Where time permits, notification to the other party will occur prior to filing reports with the FDA, unless otherwise required by the Fl)A. Adverse Drug reactions and adverse System events will be reviewed by the Safety Committee at regular intervals.

         4.10 Costs. Each party shall be responsible for its own internal costs and expenses incurred in the conduct of the Joint Clinical Trials including the costs associated with supply, monitoring, data collection and management and Adverse Event reporting by such party and its representatives. Medtronic will be responsible for System related costs in the Trials. Orphan will be responsible for Drug related costs in the Trials. Orphan and Medtronic agree to the following allocation of all external and per patient costs associated with a Joint Clinical Trial: It is understood that costs allocated to Medtronic will be paid by Medtronic through standard grant agreements ("Grants") between Medtronic and each Center to defer System related study costs. Medtronic will provide *** per patient in clinical trials to cover System related study costs. The Grants will provide for compensation for a defined number of patients enrolled in the Joint Clinical Trials and will commit the provision of Systems at no charge for indigent patients. Medtronic will provide such funding and no charge Systems on a Joint Clinical Trial by Joint Clinical Trial basis for a predetermined number of patients as set forth in the R&D Plan for each Joint Clinical Trial. In accordance with applicable law, third party reimbursement may be pursued for Systems and use of Systems, including surgical implant fees, its Joint Clinical Trials which are not supplied for indigent patients pursuant to the R & D Plan. Orphan will provide Grants to each center to defer Drug related study costs. Orphan will supply free of charge such quantities of the Drug as shall be necessary to conduct the Joint Clinical Trials. All payments made by Orphan and Medtronic to the Centers shall be in compliance with applicable law.

         4.11 International Studies. Without limitation of Section 5.3 hereof, if the parties agree to collaborate in the conduct of international clinical studies, the Project Team shall determine when, where and how such international studies shall be conducted, and how the costs of such studies shall be reasonably allocated between the parties subject to the approval of each party in such party's discretion prior to the commencement of each such international study.

         4.12 Completion of Clinical Studies. Stage 2 will be considered complete upon FDA approval of the NDA for the Orphan Claim and the PMA for the Medtronic Claim.

                                    ARTICLE 5
                             REGULATORY REQUIREMENTS

         5.1 Regulatory Approvals. In the event the parties agree to conduct Joint Clinical Trials, Orphan and Medtronic agree to support a regulatory strategy which will achieve a Medtronic Claim and a Orphan Claim. It is assumed that the FDA will designate the use of the Drug with the System, a combination product with CDER designated as the lead center. As such, CDER will be responsible for reviewing the Safety and Efficacy of the Drug delivered via the System. The FDA will determine the System review jurisdiction based upon intercenter agreements between CDER and CDRH and other internal FDA policies and procedures.

         5.2 Preparation and Prosecution. Each party will prepare and determine the content of its own regulatory filings, be responsible for the cost of such filings, including FDA user fees, and control the prosecution of its own regulatory submissions; provided that, Medtronic shall be entitled to give Orphan appropriate input and advice regarding those portions of Orphan's regulatory filings which relate to the System and Orphan shall be entitled to give Medtronic appropriate input and advice regarding those portions of Medtronic's regulatory filings which relate to the Drug. Reasonable effort will be made to have Medtronic and Orphan co-participate in discussions with the FDA involving Drug-System Combination aspects of clinical trial design, interaction between the Drug and System, or Mechanical Delivery of the Drug. Neither party will discuss the other party's product with the FDA without the other party present.

*** DENOTES CONFIDENTIAL INFORMATION THAT HAS BEEN OMITTED FROM THE EXHIBIT AND FILED SEPARATELY, ACCOMPANIED BY A CONFIDENTIAL TREATMENT REQUEST, WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

         Upon request, each party agrees to support the other party, as may be reasonably necessary to expeditiously advance the Collaborative Activities, in any discussions with the FDA or Clinical Investigators directly related to the Drug-System Combination or Joint Clinical Trials. Discussions with the FDA with respect to the Drug alone or the System alone will be handled solely by the responsible party, unless such responsible party requests the support of the other party.

         5.3 Reference to Other Party's Filings. Subject to Article 7, each of Medtronic and Orphan will grant the other the right of reference to its regulatory files with the FDA or other appropriate government agencies as necessary or helpful for support of its regulatory submissions with respect to the Drug or System, respectively. Subject to Article 7, each party will have access to the other party's regulatory submission regarding the Collaborative Activities as relevant to enable such party to fulfill such party's responsibilities under the Collaborative Activities and under applicable law. Medtronic will file a Device Master File with the FDA for the System which will contain all relevant device data related to the use of the System with the Drug. Orphan will file a Drug Master File with the FDA for the Drug, if it is necessary to facilitate review or minimize the required regulatory filings of the parties. Principles similar to those set forth in this Article 5 will apply to any international submissions.

         5.4 Ownership. Medtronic will own the PMA and any and all other regulatory filings and approvals for the System, and Orphan will own the IND and NDA for the Drug and any other regulatory filings or approvals for the Drug. It is understood by the parties, however, that Orphan shall have no ownership interest in any Medtronic Data or other data or information generated by or for Medtronic related to the System which is included in the IND and NDA or any Medtronic regulatory filings cross referenced ha the IND and NDA. Similarly, it is understood by the parties that Medtronic shall have no ownership interest in any Orphan Data or other data or information generated by or for Orphan related to the Drug which is included in the PMA or any Orphan regulatory filings cross referenced in the PMA.

         5.5 Compliance with Laws. Each party will be responsible for ensuring that its respective responsibilities concerning studies performed under the Collaborative Activities are performed in compliance with applicable GMP, GLP and GCP requirements and all regulatory requirements for the filing and prosecution of the Initial Regulatory Approval and subsequent approvals. Both parties will, as reasonably necessary to assure safety and regulatory compliance, put into place and maintain in cooperation with each other appropriate safety and regulatory compliance procedures. If the parties agree to conduct international clinical studies or to collaborate in the pursuit of international regulatory approvals for the Drug and System, each party will be responsible for ensuring that its respective responsibilities are performed in compliance with all applicable regulatory requirements.

         5.6 International Regulatory Approvals. Without limitation of Section
5.4 hereof, if the parties agree to collaborate in the conduct of international regulatory approvals for the marketing approval of the Drug and System, the parties shall jointly determine when, where and how the international dossiers will be prepared and submitted, subject to the approval of each party in such party's discretion prior to the commencement of international clinical studies.

                                    ARTICLE 6
                            MARKETING RIGHTS; LICENSE

         6.1 Marketing Rights. Medtronic will have sole marketing rights to the System and Orphan Medical will have sole marketing rights to the Drug, except Medtronic will have the exclusive marketing rights to sell the Drug as part of System refill or injection kits within the United States. Prior to NDA and PMA approval, the Project Team will prepare a list of acceptable statements, including FDA approved claims, which may be used by the other party for ongoing promotion prior to commercial release of the Drug and the System. The list of acceptable statements shall be reviewed and approved by the Management Team. Any mention of the other's product outside of the list of acceptable statements in Drug or System promotional materials will be subject to the prior written consent of the other party. Distribution rights outside the United States remain outside the scope of this Agreement.

         6.2 Sales Price. Medtronic shall be solely responsible for determining and setting the price for its System refill or injection kits, and System and for paying any applicable statutory rebates. Orphan shall be solely responsible for determining the price of the Drug and for paying any statutory rebates.

         6.3 Grant of License. Medtronic hereby grants to Orphan an exclusive worldwide license, with tile right to sub-license, under Medtronic Product Intellectual Property (including patents filed jointly with the University of Texas) to make, have made, sell, or have sold, and otherwise commercialize, market and distribute the Product throughout the world subject to Section 6.4 below. In the event this Agreement is terminated for any reason pursuant to
Article 10 of this Agreement, the license rights granted in this Section 6.3 will thereafter terminate at Medtronic's election upon written notice to Orphan.

         6.4 Royalty Payments to Medtronic

         (a) With respect to Net Sales of Product, should Medtronic receive a United States patent with one or more claims reading on the Product, Orphan agrees to pay Medtronic a royalty of *** on all such Net Sales of Product which are made to Medtronic or its Affiliates, and a royalty of *** on all other worldwide Net Sales of Product which are made to any person other than Medtronic or its Affiliates. If Medtronic has not received a United States patent with one or more claims reading on the Product, Orphan shall pay to Medtronic a royalty of *** on all such Net Sales of Product which are made to Medtronic or its Affiliates, and a royalty of *** on all other worldwide Net Sales of Product which are made to any person other than Medtronic or its Affiliates. While the foregoing royalty payment obligations are in effect, Orphan shall provide to Medtronic within 45 days after the end of each calendar quarter a written report indicating the amount of Net Sales of Product sold during such quarter and the amount of royalties due to Medtronic for such quarter. Simultaneously with making such report, Orphan shall pay to Medtronic the amount of royalties then due. The foregoing royalty payment obligations shall continue until the later of
(a) such time as no claim of a Medtronic patent covers any Net Sales of Product, or (b) the twenty year anniversary of the Effective Date.

         (b) Orphan shall keep, and shall cause its Affiliates and licensees and sublicensees to keep accurate, written records sufficient in detail to enable the royalties payable under this Agreement by Orphan to be determined and verified. Such records for a particular quarter shall be retained by Orphan, its Affiliates, and licensees and sublicensees, for a period of not less than five
(5) years after tile end of such quarter. Upon reasonable notice and during regular business hours, Orphan shall, upon Medtronic's request, not more frequently than once per year, make available in one location the records referred to in this subsection for audit by Medtronic or its representatives, to verify the accuracy of the reports provided to Medtronic pursuant to subsection
(a) and (b) above. The fees and expenses of Medtronic and its representatives in performing each such audit shall be borne by Medtronic; provided, however, if any such audit reveals underpayment of royalties by more than five percent (5%) for any quarter, then Orphan shall promptly pay for the full cost of such audit, including all salaries, fees, expenses and travel of Medtronic personnel and representatives incurred in connection therewith, as well as promptly pay the royalty deficiency.

                                    ARTICLE 7
                           CONFIDENTIALITY AND NON-USE

         7.1 Procedures in Place. Each party represents to the other that it maintains policies and procedures designed to prevent unauthorized disclosure of its own proprietary data and Formation. Each party agrees to treat Confidential Information received from the other party With the same degree of care to avoid disclosure and misuse as the receiving party employs with respect to its own confidential information of like importance. All employees, consultants, agents and subcontractors of a party performing work under this Agreement shall be advised of and instructed to comply with the confidentiality and non-use provisions of this Agreement prohibiting the disclosure or

*** DENOTES CONFIDENTIAL INFORMATION THAT HAS BEEN OMITTED FROM THE EXHIBIT AND FILED SEPARATELY, ACCOMPANIED BY A CONFIDENTIAL TREATMENT REQUEST, WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

use of Confidential Information of Orphan or Medtronic provided by one party to any other party or generated under this Agreement except on terms permitted under this Agreements The party receiving Confidential Information of the disclosing party shall be responsible for such receiving party's employees', affiliates', consultants', agents' and subcontractors' failure to observe the terms and provisions of this Article 7.

         7.2 Confidential Information Generated Hereunder. Any written information disclosed hereunder which the disclosing party desires to have treated as Confidential Information shall, insofar as practicable, bear a conspicuous legend as "Confidential," "Proprietary" or words of similar import. Any information disclosed other than in writing shall, insofar as practicable, be preceded by an oral statement to the effect that such information is confidential or proprietary and shall promptly be followed by a written notice identifying such information as confidential or proprietary. Such designated information or material shall be referred to as "Confidential Information" and shall be subject to the policies and procedures described in this Article 7.

         7.3 Not Disclose or Use. No party shall disclose any Confidential Information disclosed by another party except to employees of the parties, its Affiliates, consultants, agents or subcontractors who need to know the Confidential Information in order to perform work under this Agreement. No party shall use any Confidential Information disclosed by another party for any purpose other than in accordance with the terms of this Agreement.

         7.4 Exceptions. The confidentiality and non-use obligations under this Agreement shall not apply to (a) information that at the time of disclosure is in the public domain; or (b) information that is now or later becomes public knowledge other than by breach of this Agreement; or (c) information the receiving party can establish by reasonable proof was in its possession on a nonconfidential basis at the time of disclosure or was subsequently and independently developed by the receiving party without use of Confidential Information of the disclosing party; or (d) information that the receiving party shall receive from a third party who, to the best of the receiving party's knowledge, has the right to disclose such information; or (e) information that is required by law to be disclosed.

         7.5 Expiration. Each party's obligations of confidentiality shall be in force during the term of this Agreement and shall extend thereafter for five (5) years, except (a) as may be otherwise agreed to in writing by Orphan and Medtronic, or (b) as otherwise provided in Section 7.4.

         7.6 Publication. Publication of results obtained as part of work performed under this Agreement shall be permitted, subject to a reasonable time for review by Orphan and Medtronic prior to submission for publication. Prior to public disclosure or submission for publication of a manuscript describing the results of work performed under this Agreement, the party proposing disclosure shall send the other party, by express mail or other reputable express delivery service, a copy of the manuscript to be submitted and shall allow the receiving party a period of thirty (30) days from the date of mailing in which to determine whether the manuscript discloses confidential information or patentable inventions or discoveries owned by the other party or owned jointly by both parties. If no notification is received during the thirty (30) day period, the disclosing party shall be free to submit the manuscript for publication and to publish or otherwise disclose the results described therein. If the receiving party believes the manuscript contains confidential information or patentable inventions or discoveries owned by the receiving party or owned jointly by both parties, the receiving party shall so notify the disclosing party who shall then prevent public disclosure of confidential information owned by the receiving party or owned jointly by both parties, unless such confidential information includes patentable inventions or disclosures in which case the disclosing party shall then delay public disclosure of patentable inventions or discoveries owned by the receiving party or owned jointly by both parties disclosed in such manuscript for an additional sixty (60) days to permit the preparation and filing of a patent application on the disclosed subject matter by the receiving party.

                                    ARTICLE 8
                       INTELLECTUAL PROPERTY AND AUTHORITY

         8.1 Ownership of Data. All confidential data and information collected by the parties which arise under this Agreement and which specifically relate to the System, including the design, manufacture, use, Mechanical Delivery or operation and performance thereof, shall be owned by and considered confidential information belonging to Medtronic ("Medtronic Data"). All confidential data and information collected by the parties which arise under this Agreement and which specifically relate to the Drug, including the dosage, stability, or formulation, shall be owned by and considered confidential information belonging to Orphan ("Orphan Data"). In the event that certain information and data developed under this Agreement cannot reasonably be categorized as above as either Medtronic Data or Orphan Data, such information and data shall be jointly owned by the parties and considered confidential information of both parties.

         8.2 Ownership of Intellectual Property.

         (a) Any Intellectual Property arising out of the Collaborative Activities developed by Medtronic employees, or for Medtronic by its consultants, without the use of Orphan Data ("Medtronic Intellectual Property") shall be owned by Medtronic and Orphan hereby assigns to Medtronic all of Orphan's right, title and interest in such Medtronic Intellectual Property.

         (b) Any Intellectual Property arising out of the Collaborative Activities developed by Orphan employees, or for Orphan by its consultants, without the use of Medtronic Data ("Orphan Intellectual Property") shall be owned by Orphan and Medtronic hereby assigns to Orphan all of Medtronic's right, title and interest in such Orphan Intellectual Property.

         (c) Any Intellectual Property arising out of the Collaborative Activities which are neither Medtronic Intellectual Property nor Orphan Intellectual Property shall be jointly owned ("Joint Intellectual Property"); provided that (i) Orphan shall assign to Medtronic all of Orphan's right, title and interest in all Joint Intellectual Property specifically relating to design, manufacture, use, Mechanical Delivery or operation and performance of the System, and (ii) Medtronic shall assign to Orphan all of Medtronic's right, title and interest in all Joint Intellectual Property specifically relating to the dosage, stability, or formulation of the Drug.

         (d) Each party shall have full right to use all Joint Intellectual Property not assigned pursuant to subsection (c) above, and except as otherwise provided in Article 8 above, provided, however, that neither party shall license or sublicense such Joint Intellectual Property to a non-Affiliate without the prior written consent of the other party.

         8.3 Prosecute Patent Applications. Responsibility for filing and prosecuting patent applications on inventions and discoveries shall be With the owner of the invention or discovery. In the event either of Orphan or Medtronic intends to file a patent application in any jurisdiction for any Joint Intellectual Property, it shall give the other party prior written notice of such intention including therewith a copy of the proposed filing, and the opportunity to jointly cooperate in the preparation, filing and prosecution of such patent application. The party receiving such notice shall have forty five
(45) days from the receipt thereof to indicate in writing to the notifying party that the receiving party desires to jointly cooperate in the preparation, filing and prosecution of such patent application. The notice procedure and any such joint patent preparation, filing and prosecution shall be conducted in good faith by such parties. In any such joint patent preparation, filing and prosecution, each of Orphan and Medtronic shall pay fifty percent (50%) of all costs and expenses of obtaining and maintaining such patent, and in the event either such party fails to pay such fifty percent portion, the failing party shall forthwith assign its title to such patent to the other party without obligation of payment by the assignee for such assignment. If a party does not elect to jointly cooperate and participate in the preparation, filing and prosecution of a particular patent application, it shall have no right to so participate and shall have no responsibility for paying any portion of the costs and expenses of obtaining and maintaining such patent.

         8.4 Notice of Infringement. Orphan and Medtronic agree to notify the other in writing of infringement by any third party of patents claiming the Drug or the System or combinations thereof, no later than thirty (30) days after it obtains knowledge of such infringement.

         8.5 Disclaimer. Except as set forth in Sections 8.6 and 8.7 below, nothing in this Agreement shall be construed as a representation or warranty that patents claiming the Drug or System or combinations thereof, respectively, are valid or enforceable or that their exercise does not infringe the patent rights of a third party.

         8.6 Representations and Warranties of Orphan. Orphan represents and warrants to Medtronic as follows:

         (a) Orphan has full power and authority to enter into this Agreement and to perform its obligations hereunder.

         (b) This Agreement has been duly authorized, executed and delivered by Orphan and constitutes a legal, valid and binding agreement of Orphan enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (c) Orphan is not aware of and has not received any communications challenging the ownership, validity or effectiveness of any of its patents, patent applications, trade secrets or other Intellectual Property required for the performance by Orphan of its obligations under this Agreement.

         (d) There are no orphan drug restrictions that prevent Orphan from performing its respective obligations under this Agreement.

         (e) Neither the execution and delivery of this Agreement nor compliance by Orphan with this Agreement's terms and provisions will violate (i) any provisions of the articles of incorporation or bylaws of Orphan, (ii) any material contract, license, franchise or permit to which Orphan is a party or by which it is bound, or (iii) to the knowledge of Orphan, any law, stable, regulation, injunction, order or decree of any government agency or authority or court to which Orphan is subject.

         8.7 Representations and Warranties of Medtronic. Medtronic represents and warrants to Orphan as follows:

         (a) Medtronic has full corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder.

         (b) This Agreement has been duly authorized, executed and delivered by Medtronic and constitutes a legal, valid and binding agreement of said party enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (c) Medtronic is not aware of and has not received any communications challenging the ownership, validity or effectiveness of any of its patents, patent applications, trade secrets or other intellectual property required for the performance by Orphan of its obligations under this Agreement.

         (d) Neither the execution and delivery of this Agreement nor compliance by Medtronic with this Agreement's terms and provisions will violate (i) any provisions of the articles of incorporation or bylaws of Medtronic, (ii) any material contract, license, franchise or permit to which Medtronic is a party or by which it is bound, or (iii) to the knowledge of Medtronic, any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Medtronic is subject.

         8.8 Access to Improvements. Improvements, future generations, and modifications to the Drug or System made by Orphan or Medtronic will be promptly communicated by the developing party and, at the other party's request, will be made available for use in the Collaborative Activities by the developing party, provided the use of such improved Drug or System does not significantly delay the Collaborative Activities.

                                    ARTICLE 9
                                 INDEMNIFICATION

         9.1 Limitation on Indemnification. Neither Medtronic nor Orphan shall by reason of this Agreement be obligated to defend, assume the cost of defense, hold harmless, or indemnify the other from any liability to third parties for loss or damage to property, death or bodily injury arising out of or connected with their respective use or sale of Drug or System, except as set forth herein.

         9.2 Joint Defense of Third Party Claims. Notwithstanding Section 9.1, and except as otherwise provided in Section 9.3, any loss, claim, damage, expense or liability arising out of activities conducted pursuant to this Agreement and brought against both Medtronic and Orphan under a claim of shared liability shall be defended by such parties with each party handling its own defense and any such loss, claim, damage, expense or liability incurred by it (including attorney's fees, settlements and cost of litigation) until such time as the extent and degree of each party's liability vis-a-vis the other party's liability has been established amongst the parties. The parties agree to indemnify each other to the extent that a party incurs such liability or costs in excess of its established share.

         9.3 Indemnification.

         (a) Notwithstanding Section 9.1 and Section 9.2, any loss, claim, damage, expense or liability incurred by Orphan (or its officers, directors, employees or agents) or Medtronic (or its officers, directors, employees or agents), respectively, as well as attorney's fees, settlements and costs of litigation and defense of the indemnified party (referred to collectively as "Indemnification Claims",) resulting from any of the following causes shall be borne by the party or parties causing or otherwise giving rise to such Indemnification Claim (the "Indemnifying Party"), and such Indemnifying Party shall indemnify and hold harmless the other party or parties to this Agreement (including officers, directors, employees or agents of the other party or parties) (the "Indemnified Parts ") from and against any such Indemnification
Claim:

         (i) the Indemnifying Party's negligence or willful misconduct in improperly using, instruction for use, implanting, administering or manufacturing the Drug or the System or an ingredient or component thereof;

         (ii) the Indemnifying Party's failure to properly manufacture the Drug or the System in accordance with the applicable specifications or other breach of warranty pertaining thereto;

         (iii) the Indemnifying Party's negligence or willful misconduct in marketing, storing, shipping, handling or distributing the Drug or the System;

         (iv) the Indemnifying Party's failure to comply with applicable law or regulations in connection with the Drug or the System;

         (v) a fraudulent or misleading statement contained in printed material published by the Indemnifying Party or supplied by the Indemnifying Party to the Indemnified Party expressly for publication;

         (vi) an advertisement, promotional claim, or other statement made by the Indemnifying Party concerning the Drug or the System;

         (vii) the Indemnifying Party's breach of a representation, warranty or covenant made by it in this Agreement; or

         (viii) any other cause or matter for which the Indemnifying Parts has assumed an indemnification obligation under this Agreement.

         (b) In addition to the events for which the parties may seek indemnification pursuant to subsection (a) above, (i) Orphan will indemnify Medtronic and its officers, directors, employees and agents against any loss, damage, expense or liability arising out of or in connection with personal injury or property damage caused by the use of Drug in accordance with any Protocol and (ii) Medtronic will indemnify Orphan and its officers, directors, employees and agents against any loss, damage, expense or liability arising out of or in connection with personal injury or property damage caused by the use of System in accordance with any Protocol.

         (c) Infringement Defense and Indemnity In the event any third party patent rights and/or orphan drug restrictions shall be asserted against Medtronic with respect to the Drug, Orphan shall assume the defense of such assertion and indemnify and hold harmless Medtronic (and its officers, directors, employees and agents) with respect thereto and Orphan shall bear all related expenses, costs, settlements and judgments. In the event any third party patent rights shall be asserted against Orphan with respect to the System, Medtronic shall assume the defense of such assertion and indemnify and hold harmless Orphan (and its officers, directors, employees and agents) with respect thereto and Medtronic shall bear all related expenses, costs, settlements and judgments.

         9.4 Procedure for Indemnification. The obligations and liabilities of each Indemnifying Patty hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

         (a) The Indemnified Party shall give prompt written notice to the Indemnifying Party of any Indemnification Claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreement contained in this
Article 9, stating the nature and basis of said Indemnification Claim and the amount thereof, to the extent known.

         (b) The Indemnified Party shall have the right to employ its own counsel in any such case. The reasonable fees and expenses of such counsel shall be considered costs subject to indemnification. The Indemnified Party shall be kept fully informed of such action, suit or proceeding at all phases thereof whether or not it is so represented.

         (c) The Indemnified Party shall make available to the Indemnifying Party and its attorneys all books and records of the Indemnified Party reasonably relating to such proceedings or litigation, and the parties agree to render to each other such assistance (excluding the retention of counsel) as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding, including making individuals available for giving testimony (including depositions). Out-of-pocket costs (but not salaries or overhead attributable to individuals then employed by a party) shall be considered costs subject to indemnification.

         (d) The Indemnified Party shall not make any settlement of any Indemnification Claim without the written consent of the Indemnifying Party. The written consent of both parties shall be required for settlement of any Indemnification Claim subject to the provisions of this Article 10 or otherwise where there is contribution or shared liability.

                                   ARTICLE 10
                              TERM AND TERMINATION

         10.1 Term. This Agreement shall become effective on the Effective Date and shall remain in effect unless terminated pursuant to this Article 10. The parties respective obligations pursuant to the Collaborative Activities hereunder shall expire upon the earlier of (i) receipt of FDA approval of the PLA (Product License Agreement) or NDA for the Drug and the PMA for the System; or (ii) termination of this Agreement pursuant to Section 10.2 below.

         10.2 Termination. This Agreement may be terminated as follows:

         (a) by written notice from either party specifying such breach, effective 90 days thereafter, if the other party has materially breached this Agreement and such breach has not been cured within such 90-day period; or

         (b) by written notice from either party, effective immediately, if such party reasonably believes that data reveals significant safety concerns as defined in 21 CFR, Part 600; or

         (c) by the Management Team at any time if, after considering Safety, Efficacy, reimbursement, market factors and other relevant commercial information and exercising prudent scientific and business judgment, the Management Team determines that it cannot justify the continuation of the Collaborative Activities; or

         (d) by the Management Team at any time it determines that substantial design modifications are required in the fluid pathway of the pump or catheter, or substantial modifications are required in the R & D Outline; or

         (e) by the Management Team at any time if the IND and IDE have not been approved by a date which is outlined in the R & D Outline plus one (I) year; or

         (f) by the Management Team at any time if the NDA and PMA have not been approved by a date which is stated in the R & D Outline plus three (3) years.

         10.3 Termination of this Agreement pursuant to Section 10.2 shall not terminate any Joint Clinical Trial which is in progress. A Joint Clinical Trial will be considered in progress for the purposes of this Section 10.3, from the date of the first human implant herein until the earlier of (i) completion of all Protocol-specified treatments for all patients enrolled in such Joint Clinical Trial and collection and analysis of all data collected in connection therewith; and (ii) termination of such Joint Clinical Trial in accordance with
Section 10.4.

         10.4 Termination of Joint Clinical Trials. A Joint Clinical Trial may be terminated by either party upon written notice to the other party in the event:

         (a) the other party or the other party's representatives have used in an unauthorized manner the Drug or Systems supplied by such terminating party to the Joint Clinical Trials; or

         (b) information has come to such party's attention which gives such party reason to believe there exists a significant safety concern for the participants in the Joint Clinical Trials; or

         (c) the FDA or other regulatory authority requires that the Joint Clinical Trials be terminated.

         Termination of any Joint Clinical Trial pursuant to this Section 10.4 shall not, in and of itself, serve to terminate this Agreement. Upon the termination of a Joint Clinical Trial pursuant to this Section 10.4, Medtronic and Orphan will take all actions as are necessary to ensure the safety of all patients enrolled in such terminated trial. In the event the parties agree to Joint Clinical Trials for any other indications, the provisions of this Article 10 shall apply on an indication-by-indication basis.

         10.5 Survival. Notwithstanding the foregoing sections of this Article 10, the parties' respective ongoing rights and obligations under Sections 2.3,
Section 4.9, Section 4.10, Article 6, Article 7, Article 8, Article 9 and
Article 11 shall survive termination of this Agreement or a Joint Clinical Trial hereunder. Termination of this Agreement or a Joint Clinical Trial hereunder for any cause shall not release a party from any liability which at the time of termination has already accrued to the other party or which thereafter may accrue in respect to any act or omission prior to such termination.

                                   ARTICLE 11
                             TRADEMARKS; TRADE NAMES

         11.1 Separate Trademarks. Each party shall be responsible for selecting and registering any trademark for its own product and shall have sole ownership of such trademark.

         11.2 No Transfer. No party shall acquire any right, title or interest in the trade names, trademarks, or copyrights of any other party by reason of a party's performance of under this Agreement.

         11.3 Branded Products. The parties agree that the Drug and the System will be identified as branded products. The System will be identified with Medtronic's label and labeler code. The Drug will be identified with Orphan's label and labeler code.

                                   ARTICLE 12
                       AVAILABILITY OF COMMERCIAL PRODUCT

         12.1 Availability of System. Upon FDA approval of the PMA for the System for the Medtronic Claim, for a period of six (6) years following the first commercial release of System in the United States, Medtronic will make Systems available for commercial sale in quantities sufficient to satisfy market demand as determined by sale of the Drug for use with the System in the treatment of chronic pain.

         12.2 Availability of Drum Upon FDA approval of the NDA for the Orphan Claim, for a period of six (6) years following first commercial release of Drug in the United States, Orphan will make the Drug available for commercial sale in quantities sufficient to satisfy market demand as determined by sale of Systems for use with the Drug. Alternatively, Orphan may grant to Medtronic or its nominee an exclusive license, bearing a reasonable royalty to Orphan, under all patents, patent applications, trade secrets and know-how necessary to make, use and sell the Drug for use with the System.

         12.3 Indemnification. In the event a license is granted by one party to the other party or its designee under this Article 12, then the other party shall indemnify and hold harmless the licensor in accordance with the provisions of Article 9 hereof against any Claims made against the licensor relating to the license granted and the exercise by the other party or its designee of rights under such license.

                                   ARTICLE 13
                                  MISCELLANEOUS

         13.1 Successors and Assigns. The rights or obligations of the parties hereto may not be assigned without the prior written consent of the other party; provided that the rights of either party may be assigned by it to a wholly owned subsidiary of such party or to such business organization which shall succeed to substantially all the assets and business of such party or such subsidiary or business to which this Agreement relates. Subject to the foregoing, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors and assigns of the parties hereto.

         13.2 Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be given by hand delivery, courier service (with acknowledgment of receipt), telecopy (with confirmation of transmission), or by certified mail, postage prepaid with return receipt requested, to the following person at the following address:

If to Orphan:

         President
         Orphan Medical, Inc.
         12911 Ridgedale Drive, Suite 475
         Minnetonka, MN 55305

If to Medtronic:

         Medtronic, Inc.
         7000 Central Avenue, N.E.
         Minneapolis, MN 55432
         Attn: Vice President, Corporate Development and
         Associate General Counsel
         FAX: (612) 572-5404

With a copy to:

         Medtronic, Inc.
         Neurological Division
         800-53rd Avenue N.E.
         Minneapolis, MN 55421
         Attn: Drug Delivery Business Development Department
         FAX: (612) 572-5681

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

         13.3 Force Majeure. No liability to any party shall result from any delay in performance or nonperformance directly or indirectly caused by circumstances beyond the control of the party affected, including, but not limited to, acts of God, fire, explosion, flood, earthquake, war, civil commotion, destruction of production facilities, labor disturbances, or failure of public utilities or common carrier, so long as the affected party shall use all reasonable efforts to correct or mitigate the circumstances causing such delay in performance or such nonperformance.

         13.4 Waiver. The failure of a party to enforce, at any time, any of the provisions of this Agreement, or to require at any time performance by the other parties of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part thereof, or the right of a party to thereafter enforce each and every such provision.

         13.5 Severability. If any provision of this Agreement is held to be unenforceable or illegal, the other provisions of this Agreement shall not be affected by any such holding and shall remain in full force and effect. In such event the parties shall use all reasonable efforts to replace any such unenforceable or illegal provision with a provision reflecting as nearly as possible the intent, purpose and economic effect of such provision.

         13.6 Independent Contractor. Each party shall act solely as an independent contractor. Nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party.

         13.7 Headings and Numbering. The headings and numbering are inserted and INCLUDED solely for convenience and reference and shall not be considered or given any effect in construing this Agreement or any part hereof. This Agreement shall be interpreted without regard to any rule or presumption favoring interpretation hereof against the party causing this Agreement to be drafted.

         13.8 Entire Agreement. This Agreement represents the entire agreements between the parties and supersedes all prior or contemporaneous oral or written agreements of the parties with respect to the subject mater hereof. This Agreement may be modified, amended or changed only by a written instrument signed by the parties.

         13.9 Survival. All of the representations, warranties, and indemnifications made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect, subject to applicable statute of limitations.

         13.10 Governing Law. The legality, validity, enforceability and interpretation of this Agreement shall be governed by the laws of the State of Minnesota, without giving effect to the principles of conflict of laws.

         13.11 Expenses. Except as expressly provided herein, Medtronic and Orphan shall each bear its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated herein and therein.

         13.12 Benefit. Nothing in this Agreement or the agreements referred to herein, expressed or implied, shall confer on any person other than the parties hereto or thereto, or their respective permitted successors or assigns, any rights remedies, obligations or liabilities under or by reason of this Agreement, the agreements referred to herein, or the transactions contemplated herein or therein.

         13.13 Announcements. Neither party shall publicly or privately disclose the terms, provisions or existence of this Agreement or the transactions contemplated hereby, except as required by law or applicable stock exchange rules and except to such party's employees and representatives. In the event that either party proposes to issue a press release or otherwise publicly or privately disclose the tends, provisions or existence of this Agreement or the transactions contemplated hereby, such party shall submit its proposed disclosure to the other and the parties shall thereafter use their reasonable efforts to cause a mutually agreeable disclosure to be issued.

         13.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall be considered one and the same instrument.

                                   ARTICLE 14
                                    EXECUTION

         14.1 In winless whereof the parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first written above.



MEDTRONIC, INC.                             ORPHAN MEDICAL, INC.


By: /s/ John A. Meslow                      By: /s/ Bert Spilker
    --------------------------------            ------------------------------
         John A. Meslow
         President                          Name: Bert Spilker
         Medtronic, Inc.
         Neurological Division              Title: President

Date: 11/27/96                              Date: December 5, 1996
      --------

ATTACHMENTS:

Appendix A


                                    EXHIBIT A
                                   R&D OUTLINE

A detailed R&D Plan will be adopted by the Management Team prior to entering each of the following generally described stages.

Development Stage 1:       Pre-Clinical Research

Definition: The stage of development during which the Drug formulation is developed and tested for stability within the system. The compatibility of the Drug with the fluid pathway of the functioning system will be demonstrated during this stage. Toxicology and pharmacology tests necessary to file an IND will be completed. An IND will be filed for the Drug/System combination.

Requirements to complete Stage 1:

* Demonstration of sufficient stability of the formulated Drug (12 weeks) within the System at 37(degree)C.

* Demonstration that the formulated Drug does not adversely affect the functioning life of the system for 16 weeks at 37(degree) C.

* Acceptance by the FDA of an IND for the use of the Drug delivered into the intrathecal space from the implanted System for the treatment of chronic pain.

Time line to complete Stage 1: Stage 1 will be completed within 12 months of the Agreement date.

Development Stage 2:

Definition: The stage of development during which Joint Clinical Trials will be conducted demonstrating the long-term safety and efficacy of the Drug-Device combination.

Requirements to Complete Stage 2

* Completion of adequate controlled clinical safety/efficacy trials to enable the approval of the NDA and PMA by the FDA.

* Demonstration that the formulated Drug does not adversely affect the functioning life of the Device.

*        Filing of the NDA.

*        Approval of the NDA and PMA by the FDA.

Timeline to complete Stage 2: Stage 2 will be completed within 24 months of the completion of Stage 1.